Exhibit 3i

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION MCTC HOLDINGS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of MCTC Holdings, Inc., and a Special Meeting of the Stockholders, resolutions were duly adopted setting forth amendments to the Certificate of Incorporation of said corporation as follows:

RESOLVED: that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

Reverse Stock Split.

That the issued and outstanding shares of common stock shall be reduced by a reverse stock split in a ratio of one (1) share of common stock for each fifteen (15) shares of common stock issued and outstanding and any rights to acquire the same; (d) each fractional share shall be rounded up to the nearest whole share and that the holders of lots that are less than 100 shares be rounded up to round lots of 100 shares.

The total number of shares of stock which the Corporation shall have authority to issue is

300,000,000, in which 290,000,000 shares shall be designated common stock, par value $.00011 per share and 10,000,000 shares shall be designated as preferred stock, par value $.0001 per share.

Preferred Stock.

The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitations, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with the Delaware General Corporation Law, before the issuance of any shares of such series, of an amendment or amendments to this Certificate of Incorporation determining the terms of such series, which amendment need not be approved by the stockholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same series shall be identical.

No share shall be issued without consideration being exchanged, and it shall thereafter be non-assessable.

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The following is a description of each class of stock of the Corporation with the preferences, conversion and other rights, restrictions, voting powers, limitations as to distributions, qualifications, and terms and conditions of redemption of each class:

(a)            The Common Stock shall have voting rights such that each share of Common Stock duly authorized, issued and outstanding shall entitle its holder to one vote.

(b)           Notwithstanding any provision of this Certificate of Incorporation to the contrary, the affirmative vote of a majority of all the votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval or advice of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation;

(i)             any amendment of this Certificate of Incorporation;

(ii)           the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

(iii)         the sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation, including its goodwill and franchises;

(iv)         the participation by the Corporation in a share exchange (as defined in Delaware General Corporation Law); and

(v)           the voluntary or involuntary liquidation, dissolution or winding-up of or the revocation of any such proceedings relating to the Corporation.

(c)            That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 and Section 242 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

(d)           That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of August 2019.

By: /s/ Arman Tabatabaei

Arman Tabatabaei

President and Chief Executive Officer

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